Exhibit 99.1

STRAWBERRY FIELDS REIT ANNOUNCES

SECOND QUARTER 2023 OPERATING RESULTS

South Bend, IN. August 15, 2023 (ACCESSWIRE) –Strawberry Fields REIT, Inc. (NYSE AMERICAN: STRW) (the “Company”), yesterday, reported its operating results for the quarter ended June 30, 2023.

FINANCIAL HIGHLIGHTS

●	100% of contractual rents collected.

●	On June 8, 2023, the Company entered into a Purchase and Sale Agreement with respect to the purchase of 24 healthcare facilities located in Indiana for $102.0 million. The 24 Facilities are comprised of 19 skilled nursing facilities with 1,659 licensed beds and 5 assisted living facilities with 193 beds, of which 29 beds are licensed.

●	On June 19, 2023, the Company completed an initial offering in Israel of Series D Bonds with a par value of NIS 82.9 million ($22.9 million). The Series D Bonds were issued at par and the interest rate is 9.1%. In July 2023, the Company issued additional Series D Bonds with a par value of NIS 70.0 million and raised a gross amount of $19.2 million (NIS 69.8 million). The Bonds were issued at a price of 99.7%.

●	For the quarters ended June 30, 2023, and June 30, 2022:

●	FFO was $12.7 million and $12.6 million, respectively.

●	AFFO was $13.4 million and $13.3 million, respectively.

●	Net income was $5.7 million and $5.3 million, respectively.

●	Rental income was $24.3 million and $21.8 million, respectively.

●	For the six months ended June 30, 2023, and June 30, 2022:

●	FFO was $23.8 million and $14.6 million, respectively.

●	AFFO was $26.5 million and $24.8 million, respectively.

●	Net income was $9.8 million and $0.02 million, respectively.

●	Rental income was $48.6 million and $44.7 million, respectively.

Moishe Gubin, Chairman & CEO noted: “It has been a busy second quarter. We went into contract for the Indiana portfolio of 24 facilities and we will hopefully complete the acquisition before the end of the current quarter. We also issued another series of bonds in Israel on the Tel-Aviv Stock Exchange, which is our fourth offering that we have successfully completed in Israel. As I anticipated last quarter, the deal market has been strong and hopefully we will be able to close on a few more deals before year-end. Lastly, as we have been doing, since we started the Company almost 20 years ago, we will continue to search for deals utilizing our disciplined approach; with the ultimate goal of providing strong shareholder value.”

Quarterly Results of Operations (Q2 2023 vs. Q2 2022)

Rental revenues: The increase in rental revenues of $2.5 million or 11.6% was due to annual lease escalations, lease renewals and increased property taxes collected from tenants.

Depreciation and Amortization: The decrease in depreciation of $0.30 million or 4.5% was primarily due to certain equipment and personal property having been fully depreciated between the quarters ended June 30, 2023 and June 30, 2022, offset by certain site improvements.

General and administrative expenses: The increase in general and administrative expenses of $0.1 million or 14.3% reflects corporate salaries and expenses.

Property and other taxes: The increase in property taxes of $1 million or 38.9% is primarily due to increases in property taxes due.

Provision for credit losses: The decrease in the provision for credit losses of $0.4 million or 100.0% was related to write-offs of receivables related to certain defaulted leases and defaulted loan interest in 2022.

Interest expense, net: The increase in interest expense of $0.8 million or 16.7% was primarily due to an increase in the floating rate on the Company’s commercial bank loan facility and additional interest on Series C Bonds and Series D Bonds issuances that occurred in 2023.

Miscellaneous expense: The increase in miscellaneous expense of $1.0 million was a result of a fee paid to an investment banking firm to cancel an agreement with respect to a proposed financing transaction

Net Income: The increase in net income from $5.3 million during the second quarter of 2023, to $5.7 million income during the second quarter of 2023 was primarily a result of higher rental income in the second quarter of 2023 offset by higher general and administrative expenses due to one-time consulting fees, higher property taxes, and an increase in interest expense.

Six Months Results of Operations (First Six Months or 2023 vs. First Six Months of 2022)

Rental revenues: The increase in rental revenue of $3.8 million or 8.5% was due to renegotiation of certain leases, acquisition of a new property and additional property taxes being reimbursed by the tenants.

Depreciation and Amortization: The decrease in depreciation of $0.6 million or 4.5% was primarily due to certain equipment and personal property having been fully depreciated.

Loss on real estate investment impairment: In February 2023, one facility leased by us under one of our southern Illinois master leases was closed. The closure was made at the request of the tenant and was mainly for efficiency reasons. This facility continues to be leased under a master lease with two other facilities. The closure did not result in any reduction in the aggregate rent payable under the master lease, which has been paid without interruption. As a result of the closure, the Company is seeking to sell the property. Since the facility is no longer licensed to operate as a skilled nursing facility, we wrote off its remaining book value.

General and administrative: The decrease in general and administrative of $1.0 million or 29.5% was primarily a result of certain executive compensation expenses incurred in the period ended June 30, 2022 that was not incurred in the 2023 period.

Property and other taxes: The increase in property taxes of $1.8 million or 32.3% was primarily due to increases in real estate taxes and franchise taxes.

Provision for credit losses: The decrease in the provision for credit losses of $0.6 million or 100% was primarily related to write-offs of receivables related to certain defaulted leases and defaulted loan interest during the six month period ended June 30, 2022.

Interest expense, net: The increase in interest expense of $1.1 million or 11.9% was primarily related to increases in the floating rate on the commercial bank loan facility and additional interest on Series C Bonds and Series D Bonds issuances that occurred during 2023.

Miscellaneous Expense: The increase in miscellaneous expense of $1.0 million is the result of a fee paid to an investment banking firm in connection with the cancellation of an agreement with respect to a proposed financing transaction.

Foreign Currency Transaction Loss: The decrease in foreign currency transaction loss of $10.1 million related to losses incurred in 2022 resulting from the repayment of the Series B Bonds. These losses were the result of changes in the value of the U.S. dollar relative to the New Israeli Shekel (NIS).

Net Income: The increase in net income of $9.8 million in 2023 was primarily due to the absence of the foreign currency transaction losses realized in 2022.

Dividend

On August 10, 2023, our Board of Directors declared a cash dividend of $0.11 per share. The dividend will be paid on September 29, 2023 to common shareholders of record as of the close of business on September 15, 2023.

Safe Harbor Statement

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to: (i) the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our business or the businesses of our tenants; (ii) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including, without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the properties we lease to them; (iv) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (v) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities, and the ability to acquire and lease the respective properties to such tenants on favorable terms; (vi) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vii) access to debt and equity capital markets; (viii) fluctuating interest rates; (ix) the ability to retain our key management personnel; (x) the ability to maintain our status as a real estate investment trust (“REIT”); (xi) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xii) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xiii) any additional factors included under “Risk Factors” in our Annual Report Form 10-K dated March 27, 2023, including in the section entitled “Risk Factors” in Item 1A of Part I of such report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

Forward-looking statements speak only as of the date of this press release. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found below.

About Strawberry Fields REIT

Strawberry Fields REIT, Inc., is a self-administered real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing and certain other healthcare-related properties. The Company’s portfolio includes 79 healthcare properties, of which 78 are owned, located throughout the states of Arkansas, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Tennessee and Texas. The properties comprise 83 healthcare facilities, consisting of 76 stand-alone skilled nursing facilities, two dual-purpose facilities used as both skilled nursing facilities and long-term acute care hospitals, and three assisted living facilities.

Investor Relations:

Strawberry Fields REIT, Inc.

IR@sfreit.com

+1 (773) 747-4100 x422

Funds From Operations (“FFO”)

The Company believes that funds from operations (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations (“AFFO”) are important non-GAAP supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding the impact of straight-line rent, above-/below-market leases, non-cash compensation and certain non-recurring items. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and makes comparisons of operating results among REITs more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies.

While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

The following table reconciles our calculations of FFO and AFFO for the six and three months ended June 30, 2023 and 2022, to net income (loss), the most directly comparable GAAP financial measure, for the same periods:

FFO and AFFO

	Six Months Ended June 30,		Three Months Ended June 30,
	2023	2022	2023	2022
(dollars in $1,000s)
Net income	$9,821	$22	$5,682	$5,338
Depreciation and amortization	13,975	14,565	6,987	7,281
Funds from Operations	23,796	14,587	12,669	12,619
Adjustments to FFO:
Straight-line rent	(787)	(917)	(296)	(423)
Straight-line rent receivable write-off	-	1,075	-	1,075
Foreign currency transaction loss	-	10,100	-	-
Loss on real estate investment impairment	2,451	-	-	-
Contract cancellation expense for proposed financing	1,000	-	1,000	-

Funds from Operations, as Adjusted	$26,460	$24,845	$13,373	$13,271